EXHIBIT 5.1

Nason, Yeager, Gerson White & Lioce, P.A.

1645 Palm Beach Lakes Blvd., Suite 1200

West Palm Beach, FL 33401

June 6, 2013

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Attention: Mr. Michael Cordani, CEO

Re:

GelTech Solutions, Inc.

Dear Mr. Cordani:

You have advised us that GelTech Solutions, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission an amended Registration Statement on Form S-1/A with respect to 2,849,282 shares of common stock, of which 785,851 shares are currently outstanding.

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

After having examined the Company’s Certificate of Incorporation, Bylaws, minutes, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 2,063,431 shares of common stock issuable to Lincoln Park will be, when issued and paid for in accordance with terms of the Agreement, validly issued, duly authorized, fully paid and non-assessable.

Additionally, the 785,851 shares of common stock which are currently outstanding and offered under the Prospectus are validly issued, duly authorized, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.

Nason, Yeager, Gerson White & Lioce, P.A.